Exhibit 2.1
Sale of Brilliant Hallmark Investment

By and between

INDIA GLOBALIZATION CAPITAL, INC.
A Maryland, USA Corporation

And

Brilliant Hallmark Sdn. Bhd.
Incorporated in Malaysia

And

Majority Shareholders of
Brilliant Hallmark Sdn. Bhd.

Dated: April 3, 2017

DEFINITIONS:
 “IGC,” “Company,” refer to India Globalization Capital, Inc.
“Owner” refers to the majority shareholders of Brilliant Hallmark Sdn Bhd
“Brilliant”, refers to, Brilliant Hallmark Sdn Bhd, incorporated in Malaysia and identified as set out in Schedule A to the Share Subscription Agreement dated August 1, 2016.
“Land”, refers to RGF Land Sdn Bhd a company incorporated in Malaysia as identified in Schedule A to the Share Subscription Agreement dated August 1, 2016.
“SSA”, refers to the Share Subscription Agreement dated August 1, 2016 executed between IGC on the one hand, and Brilliant and shareholders of Brilliant on the other hand.
“Agreement”, refers to this agreement titled Sale of Brilliant Hallmark Investment.
“Shares”, refer to 4,000,000 (four million) shares of common stock of IGC, par value $.001, which was issued to Brilliant as contemplated in the SSA.
“FMV” refers to the Fair Market Value.
“Closing” refers to the closing of the share exchange contemplated in this Agreement.
“The Closing Date”, refers to the Closing Date of the transaction contemplated in this Agreement.
“FYE”, refers to Financial Year Ended.
“SEC” refers to the U.S. Securities and Exchange Commission.
“Encumbrance” refers to any mortgage, lis pendens, charge, pledge, lien (other than a lien arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, and/or assets or rights of any nature and includes any agreement for any of the same. Reference to “Encumbrances” shall be construed accordingly.
SCHEDULES AND EXHIBITS:
Schedule A: Stock certificates of IGC for 4,000,000 shares of common stock.
Schedule B: Irrevocable Stock Power Agreement in favor of IGC.
Schedule C: Information on Brilliant, Land, and Owner.
BACKGROUND:
A.	Dated August 1, 2016, IGC on the one hand, Brilliant and shareholders of Brilliant on the other hand, executed the SSA.

B.	As per the SSA, IGC acquired 10% ownership in Brilliant, by subscribing to new shares of Brilliant, for a payment of 4,000,000 shares of IGC common stock valued at $1,800,000.

C.	At this juncture, the Parties have mutually agreed to terminate the relationship between the Parties in order to pursue other opportunities.

D.	The impact of this Agreement is that IGC will sell its 10% ownership in BH for the return of 4,000,000 shares of IGC and the Parties will terminate the relevant clauses of the SSA.

E.	The FMV of IGC Shares being returned and the FMV of the 10% ownership in BH are valued, as agreed between the Parties, at $1,800,000.

WHEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the Parties hereby agree as follows:
1.	EXCHANGE OF SHARES:

a.
Subject to the satisfaction (or waiver) of the conditions set forth in this Agreement, IGC shall transfer to Brilliant 11 (eleven) shares of Brilliant, which shares constitute 10.0% of the issued and outstanding shares of Brilliant, post this issuance, with all such interests acquired being free and clear of any and all Encumbrances, together with all rights now or hereafter attaching thereto.

b.
Subject to the satisfaction (or waiver) of the conditions set forth in this Agreement, Brilliant shall transfer to IGC 4,000,000 (four million) shares of IGC common stock certificates held in its possession, by way of the Irrevocable Stock Power Agreement, post this issuance, with all such interests acquired being free and clear of any and all Encumbrances, together with all rights now or hereafter attaching thereto.

c.
The closing of this Agreement shall be on the date that all Exchange of Shares formalities are completed, including but not limited to, permissions from regulatory authorities as required, and ratification by the Board of Directors of IGC.

2.	REPRESENTATION AND WARRANTIES

a.
IGC represents that it has been made aware of all potential transactions and transformations that Brilliant may undergo following the execution of this Agreement and the potential positive future impact on the value of Brilliant.

b.
Brilliant represents that it has been made aware of IGC’s short, medium and long-term strategy, repositioning of the Company, including non-public information as may be applicable, and the potential positive impact on its common stock of such repositioning and strategy.

c.
Brilliant is a private corporation duly organized, validly existing, and in good standing under the laws of Malaysia.  The execution, delivery, and performance by Brilliant of the transaction contemplated by this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed by Brilliant and when delivered by Brilliant in accordance with the terms hereof, will constitute a valid and legally binding obligation of Brilliant, enforceable against it in accordance with its terms.

d.
Brilliant has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation by Brilliant of the transaction contemplated hereby and thereby, have been duly authorized by Brilliant Board of Directors, and its stockholders and no further filing, consent, or authorization is required by Brilliant Board of Directors, its stockholders or any regulatory authority.

e.	All Parties will be responsible for their own taxes as applicable to each of the Parties.

f.
Company represents that it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Company, and constitutes the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

3.	SHARE SUBSCRIPTION AGREEMENT

a.	The Tag Along Agreement referenced in Section six of the SSA is terminated and neither Party shall have any cause against the other Party past, present or future
b.	Section 7 of the SSA, Project Restrictions is terminated and neither Party shall have any cause against the other Party past, present or future.

4.	DISPUTE RESOLUTION

(A)                    Governing Law; Jurisdiction; Venue; Service of Process; Jury Trial.  Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of Malaysia, and the Parties agree to be subject to the non-exclusive jurisdiction of the Courts in Malaysia.
(B) EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, AND/OR ANY OTHER PROCESS IN ANY SUCH ACTION OR SUIT, IRREVOCABLY WAIVES APPLICATION OF THE HAGUE CONVENTION ON THE SERVICE ABROAD OF JUDICIAL AND EXTRA-JUDICIAL DOCUMENTS IN CIVIL OR COMMERCIAL MATTERS (“THE HAGUE CONVENTION”), TO THE EXTENT THE HAGUE CONVENTION APPLIES TO ANY SUCH SUIT OR ACTION, AND EXPRESSLY AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT OR ACTION:
(1) BY ELECTRONIC MAILING TO THE LAST KNOWN E-MAIL ADDRESS ON FILE FOR ANY NAMED PARTY, AND/OR AS DISCLOSED IN SUBSECTION (h) OF THIS SECTION 9, AND/OR BY CERTIFIED MAIL AND/OR REGISTERED MAIL, POSTAGE PREPAID, AND RETURN RECEIPT REQUESTED TO THE FOLLOWING AGENTS/DESIGNEES FOR SERVICE OF PROCESS:
(i) IF TO OWNER by EMAIL to kentchan821015@gmail.com ATTENTION CHAN WAI KEEN AND OR vinclsh@yahoo.com ATTENTION LIM SOO HAU AND/OR TO BRILLIANT: by EMAIL TO CHAN WAI KEEN, KENTCHAN821015@GMAIL.COM AND OR LIM SOO HAU VINCLSH@YAHOO.COM OR TO SUCH OTHER PERSON AND PHYSICAL (NON P.O. BOX) ADDRESS WITHIN THE UNITED STATES THAT OWNER AND/OR BRILLIANT MAY DESIGNATE IN THE FUTURE IN A SIGNED WRITING DELIVERED TO COMPANY IN THE MANNER SET FORTH IN SUBSECTION (h) OF THIS SECTION 9; OR

(ii) IF TO COMPANY: by EMAIL to cgrimaldi@igcinc.us attention: Claudia Grimaldi General Manager, OR TO SUCH OTHER PERSON AND PHYSICAL (NON P.O. BOX) ADDRESS WITHIN THE UNITED STATES THAT COMPANY MAY DESIGNATE IN THE FUTURE IN A SIGNED WRITING DELIVERED TO OWNER AND TO BRILLIANT IN THE MANNER SET FORTH IN SUBSECTION (h) OF THIS SECTION 9.
(3) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SUCCESSFUL COMPLETION OF THE EVENTS DESCRIBED ABOVE SHALL CONSTITUTE GOOD, LEGAL, AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.
(a)          Arbitration; Mediation.  Either party may, no later than thirty (30) days following sufficient service of process as described herein, elect to proceed with arbitration in lieu of court-based litigation. If a party wishes to invoke arbitration in accordance with this subsection, it must provide written notice to the other party(ies) in the manner set forth in subsection (h) of this Section 8, and to any and all attorneys of record who have entered their appearance in any pending litigation.
In the event arbitration is invoked in compliance with this subsection, the arbitration tribunal will consist of a panel of three arbitrators. The place of the arbitration will be Montgomery County, Maryland. That law governing the proceedings will be those of the State of Maryland. The language to be used in the arbitration proceedings will be English. The arbitration panel shall have any and all authority of a court of competent jurisdiction, including any equitable powers of rescission. Judgment upon the arbitration award rendered by the panel may be entered in any court having jurisdiction thereof, including the Circuit Court for Montgomery County, Maryland. The arbitration proceedings will be held in compliance with and subject to the rules and regulations of the American Arbitration Association then in effect.
Within fifteen (15) days after the commencement of arbitration proceedings, the Company, on the one hand, and the Owner and Brilliant collectively, on the other hand, shall select one person each to act as arbitrator. The two arbitrators selected by the parties shall select a third arbitrator within thirty (30) days of the commencement of arbitration. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be selected by the American Arbitration Association and/or the arbitration case manager assigned to the dispute. Arbitrator selections shall be communicated to the AAA case manager in charge of the filing. Neither Party is to inform any of the arbitrators as to which of the Parties may have appointed them.

5.	MISCELLANEOUS.

(b) Counterparts. This Agreement may be executed in any number of identical counterparts, all of which shall be considered one and the same agreement and shall become effective when signed and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
(c) Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
(d) Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof, and the prohibited nature, invalidity, or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid, or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(e) Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Parties, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents, and the instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Owner makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by Company and Owner. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, or three Business Days after deposit with a non-overnight courier service, in each case properly addressed to the party to receive the same. The street addresses, email addresses and facsimile numbers for such communications shall be:
If to Company:
India Globalization Capital, Inc P.O. Box 60642 Potomac, Maryland 20859 Telephone: (301) 983-0998 Facsimile: (240) 465-0273 Attention: Chief Executive Officer

If to Owner and or Brilliant:
as shown in Schedule C, with a copy to the attorney, or to such other address, email and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt: (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's , or facsimile machine containing the time, date, recipient facsimile number, and an image of the first page of such transmission; or (C) provided by an overnight courier service, shall be rebuttable evidence of personal service, receipt by facsimile, or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any party.
[Schedules, Exhibits and Signature Page Follows]

IN WITNESS WHEREOF, Company, Brilliant, and Owner have caused their respective signature pages to this Agreement, to be duly executed as of the date first written above.
FOR COMPANY:
INDIA GLOBALIZATION CAPITAL, INC.

Witness:	By:
Name: Ram Mukunda
Title: Chief Executive Officer
FOR BRILLIANT HALLMARK Sdn. Bhd:

Witness:
	By:	__________________________________
Name: Chan Wai Keen Title: Director

FOR BRILLIANT HALLMARK Sdn Bhd:

	By:	__________________________________
Name: Lim Soo Hau Title: Director

FOR OWNER:

Witness:	By:	__________________________________
Name: Chan Wai Keen

FOR OWNER:

Witness:
	By:	__________________________________
Name: Lim Soo Hau